Exhibit T3D.2

Court File No.: CV-25-00738246-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE MR.	)	WEDNESDAY, THE 9TH

)

JUSTICE OSBORNE	)	DAY OF APRIL, 2025

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 16743714 CANADA INC., AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SICOG OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., 672538 ALBERTA LTD., 672539 ALBERTA LTD., SI SUPPLY & SERVICES LIMITED, SI FINANCE LTD., DYNATEC TECHNOLOGIES LTD., 1683740 ALBERTA LTD., OG FINANCE INC., POWER FINANCE INC., SBCT LOGISTICS LTD., SIC MARKETING SERVICES (UK) LIMITED AND THE COBALT REFINERY HOLDING COMPANY LTD.

FINAL ORDER

THIS APPLICATION made by Sherritt International Corporation (“Sherritt”) and 16743714 Canada Inc. (together with Sherritt, the “Applicants”) pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), was heard this day by videoconference.

ON READING the Notice of Application issued on March 4, 2025, the affidavit of Yasmin Gabriel sworn March 3, 2025, and the exhibits thereto, the affidavit of Yasmin Gabriel sworn April 2, 2025, and the exhibits thereto, the affidavit of Yasmin Gabriel sworn April 4, 2025, and the exhibits thereto, the affidavit of Josh Sloan sworn April 8, 2025, and the exhibits thereto, the supplementary affidavit of Josh Sloan sworn April 8, 2025, and the exhibits thereto, the affidavit of Jeffrey Gavarkovs of NorthStream Capital Inc. sworn April 8, 2025, and the exhibits thereto, the letter from SC2 Inc. dated April 7, 2025, and the Interim Order of this Court dated March 4, 2025 (the “Interim Order”), and

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ON HEARING the submissions of counsel for the Applicants, counsel for the Initial Consenting Noteholders, and such other parties as were present and wished to be heard, and on being advised by counsel to the Applicants that (a) the Director appointed under the CBCA (the “CBCA Director”) does not consider it necessary to appear on this application; and (b) this Final Order and the declaration of fairness included herein will be relied upon by the Applicants as the basis for an exemption pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of the Amended Senior Secured Notes pursuant to the plan of arrangement, as amended, attached as Schedule “A” to this Final Order (the “Plan of Arrangement”),

Definitions

1.            THIS COURT ORDERS that all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan of Arrangement and, if not defined in the Plan of Arrangement, in the Interim Order.

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Service and Compliance

2.            THIS COURT ORDERS that there has been good and sufficient service, delivery and notice of this Application, the Interim Order, the Noteholders’ Meetings, the Meeting Packages and the Plan of Arrangement to all Persons upon which service, delivery and notice were required by the terms of the Interim Order, that the requirement contained in paragraph 39 of the Interim Order has been satisfied and that the Noteholders’ Meetings were duly called and conducted in conformity with the Interim Order and the CBCA.

3.            THIS COURT ORDERS that service of this Final Order shall be made on all persons who appeared on this application, either by counsel or in person, and upon the CBCA Director, but is otherwise dispensed with.

Approval of Arrangement

4.	THIS COURT ORDERS that:

(a)	the Arrangement, as described in the Plan of Arrangement, is an arrangement within the meaning of section 192 of the CBCA;

(b)	the Court is satisfied that the Applicants have acted, and are acting, in good faith and with due diligence, and have complied with the provisions of the CBCA and the Interim Order in all respects; and

(c)	the Arrangement, as described in the Plan of Arrangement (for greater certainty, including, without limitation, the distribution of the Amended Senior Secured Notes, the Senior Secured Noteholder Early Consent Consideration and the Junior Noteholder Early Consent Consideration pursuant to the Plan of Arrangement), is fair and reasonable.

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5.            THIS COURT ORDERS that the Arrangement, as described in the Plan of Arrangement, shall be and is hereby approved pursuant to section 192 of the CBCA.

6.            THIS COURT ORDERS that each of the Applicants, the Existing Notes Guarantors, the Amended Notes Guarantors, the Proxy Solicitation, Paying, Information and Exchange Agent, the Indenture Trustees (each in its capacity as trustee and/or collateral agent, as applicable), the Intermediaries and CDS are each authorized and directed to take all steps and actions necessary or appropriate to implement the Plan of Arrangement, and the other transactions contemplated thereby, in accordance with and subject to the terms of the Plan of Arrangement, including, without limitation, to enter into any agreements or other documents which are to come into effect in connection with the Arrangement.

7.            THIS COURT ORDERS that as of the Effective Date, and as at the times and sequences set forth in the Plan of Arrangement, the Plan of Arrangement and all associated steps and transactions shall be binding and effective as set out in the Plan of Arrangement, and on the terms and conditions set forth in this Final Order, upon the Applicants and the other Sherritt Entities, the Noteholders, the Indenture Trustees, all holders of Released Claims, the Released Parties and all other Persons affected by the Plan of Arrangement, and for certainty, subject to Section 6.4 of the Plan of Arrangement.

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8.            THIS COURT ORDERS that the transactions contemplated by and to be implemented pursuant to the Plan of Arrangement including, without limitation, the issuance of the Amended Senior Secured Notes, the Senior Secured Noteholder Early Consent Consideration and the Junior Noteholder Early Consent Consideration, and the other steps contemplated pursuant to Section 4.2 of the Plan of Arrangement, shall not be void or voidable under federal or provincial law and shall not constitute and shall not be, or be deemed to be, preferences, assignments, fraudulent conveyances, transfers at undervalue, or other reviewable transactions under any applicable federal or provincial legislation relating to preferences, assignments, fraudulent conveyances or transfers at undervalue.

9.            THIS COURT ORDERS that from and after the Effective Date any conflict between (i) the Plan of Arrangement, and (ii) the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, whether written or oral, and any and all amendments or supplements thereto existing between (a) any Noteholder and/or Indenture Trustee and (b) any one or more of the Sherritt Entities prior to the Effective Date, will be deemed to be governed by the terms, conditions and provisions of the Plan of Arrangement and this Final Order, which shall take precedence and priority, and for certainty, subject to Section 6.4 of the Plan of Arrangement.

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No Default

10.          THIS COURT ORDERS that from and after the Effective Date, all Persons (other than the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders) shall be deemed to have waived any and all defaults or events of default, third-party change of control rights, termination rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, arising on or prior to the Effective Time, in each case relating to, arising out of, or in connection with, the Debt, the Notes Documents, the Arrangement, the Arrangement Agreement, the Plan of Arrangement, the Support Agreement, the transactions contemplated under the Plan of Arrangement, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with the Plan of Arrangement and any and all amendments or supplements thereto, provided however that notwithstanding any provision of this Final Order or the Plan of Arrangement, nothing herein or therein shall affect the obligations of any of the Applicants to any employee thereof in their capacity as such, including any contract of employment between any Person and any of the Applicants. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants or the other Sherritt Entities, as applicable, and their respective successors and assigns from performing their obligations under the Plan of Arrangement, any document or agreement entered into in connection with implementation of the Plan of Arrangement (including, without limitation, any of the Definitive Documents), or the Subsequent Exchange Agreements.

Releases and Injunctions

11.          THIS COURT ORDERS that, from and after the Effective Date, at the time and in the sequence, as applicable, set forth in the Plan of Arrangement, the releases and injunctions set forth in Article 5 of the Plan of Arrangement shall be binding and effective as set out in the Plan of Arrangement.

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Aid and Recognition

12.          THIS COURT ORDERS that this Final Order shall have full force and effect in all other provinces and territories of Canada and shall be enforced in the courts of each of the provinces and territories of Canada in the same manner in all respects as if this Final Order had been made by the Court enforcing it.

13.          THIS COURT REQUESTS the aid and recognition of any court or judicial, regulatory or administrative body having jurisdiction in Canada or elsewhere to give effect to this Final Order and to assist the Applicants (and any of the other Sherritt Entities) and their respective agents in carrying out the terms of this Final Order. All courts and all judicial, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Applicants (and any of the other Sherritt Entities) as may be necessary or desirable to give effect to this Final Order or to assist the Applicants (and any of the other Sherritt Entities) and their respective agents in carrying out the terms of this Final Order.

14.          THIS COURT ORDERS that each of the Applicants be at liberty and is hereby authorized and empowered, including as foreign representatives as appointed pursuant to paragraphs 54 and 55 of the Interim Order, to apply to any court, tribunal, or regulatory or administrative body, wherever located, for the recognition of this Final Order and for assistance in carrying out the terms of this Final Order.

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Effectiveness

15.          THIS COURT ORDERS that this Final Order and all of its provisions are enforceable and effective as of the date hereof without the need for entry or filing.

/s/ Osborne, J.
Digitally signed by Osborne J. Date: 2025.04.09 12:34:04 -04'00'

SCHEDULE “A”

PLAN OF ARRANGEMENT

[See attached]

Court File No. CV-25-00738246-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 16743714 CANADA INC., AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SICOG OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., 672538 ALBERTA LTD., 672539 ALBERTA LTD., SI SUPPLY & SERVICES LIMITED, SI FINANCE LTD., DYNATEC TECHNOLOGIES LTD., 1683740 ALBERTA LTD., OG FINANCE INC., POWER FINANCE INC., SBCT LOGISTICS LTD., SIC MARKETING SERVICES (UK) LIMITED AND THE COBALT REFINERY HOLDING COMPANY LTD.

PLAN OF ARRANGEMENT

April 4, 2025

TABLE OF CONTENTS

Page

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation	10
1.3	Governing Law	11
1.4	Currency	12
1.5	Date for Any Action	12
1.6	Time	12

ARTICLE 2 TREATMENT OF AFFECTED PARTIES		12
2.1	Treatment of Senior Secured Noteholders	12
2.2	Treatment of Junior Noteholders	13

ARTICLE 3 ISSUANCES, DISTRIBUTIONS AND PAYMENTS		14
3.1	Delivery of Cash Payments	14
3.2	Delivery of Amended Senior Secured Notes	15
3.3	No Liability in respect of Deliveries	15
3.4	Surrender and Cancellation of Existing Notes	15
3.5	Application of Plan Distributions	15
3.6	Withholding Rights	16

ARTICLE 4 IMPLEMENTATION		16
4.1	Corporate Authorizations	16
4.2	Effective Date Transactions	16
4.3	Other Implementation Steps	20
4.4	Fractional Interests	20
4.5	Calculations	20

ARTICLE 5 RELEASES		21
5.1	Release of Released Parties	21
5.2	Injunctions	21

ARTICLE 6 CONDITIONS PRECEDENT AND IMPLEMENTATION		22
6.1	Conditions to Plan Implementation	22
6.2	Waiver of Conditions	23
6.3	Effectiveness	23
6.4	Revolving Bank Facility Obligations Unaffected	23

ARTICLE 7 GENERAL		24
7.1	Deemed Consents, Waivers and Agreements	24
7.2	Waiver of Defaults	24
7.3	Compliance with Deadlines	25
7.4	Paramountcy	25
7.5	Deeming Provisions	25
7.6	Modification of Plan	25
7.7	Amendments to Voting Classes	26
7.8	Notices	26
7.9	Further Assurances	27

(i)

PLAN OF ARRANGEMENT

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan, unless otherwise stated:

“Amalgamated Sherritt” has the meaning given to it in Section 4.2(a);

“Amalgamation” means the amalgamation of Sherritt and Sherritt Amalco pursuant to Section 4.2(a);

“Amended and Restated Senior Secured Notes Indenture” means the amended and restated Senior Secured Notes Indenture to be entered into among Sherritt, the Amended Notes Guarantors and the Senior Secured Notes Indenture Trustee on the Effective Date, which shall govern the Amended Senior Secured Notes, and replace the Senior Secured Notes Indenture upon this Plan becoming effective on the Effective Date, which Amended and Restated Senior Secured Notes Indenture shall be substantially on the terms and conditions set out in the Description of Notes and shall be in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Amended Intercreditor Agreement” means the amended Intercreditor Agreement, to be entered into among the Revolving Bank Facility Administrative Agent, the Senior Secured Notes Indenture Trustee, Sherritt and the applicable subsidiaries of Sherritt on the Effective Date, in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Amended Notes Guarantors” means, collectively, Sherritt International Oil and Gas Limited, Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.V., 672539 Alberta Ltd., 672538 Alberta Ltd., SI Supply & Services Limited, SI Finance Ltd., Dynatec Technologies Ltd., 1683740 Alberta Ltd., OG Finance Inc., Power Finance Inc., SBCT Logistics Ltd., SIC Marketing Services (UK) Limited and The Cobalt Refinery Holding Company Ltd.;

“Amended Senior Secured Notes” means the Senior Secured Notes, as amended pursuant to this Plan, to be issued by Amalgamated Sherritt under the Amended and Restated Senior Secured Notes Indenture in exchange for the Senior Secured Notes and the Junior Notes pursuant to this Plan;

“Applicants” means, collectively, Sherritt and Sherritt Amalco;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments, modifications and/or supplements made thereto in accordance with the Arrangement Agreement and this Plan;

“Arrangement Agreement” means the arrangement agreement dated March 3, 2025, among the Applicants, as it may be amended, restated, modified and/or supplemented from time to time, which amendments, restatements, modifications and/or supplements shall be, in each case, in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Arrangement, in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, acting reasonably, that are required to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario;

“Canadian Dollars” or “$” means the lawful currency of Canada;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA on March 4, 2025, in connection with this Plan;

“CDS” means the CDS Clearing and Depository Services Inc. and its successors and assigns;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicants in accordance with section 262 of the CBCA;

“Circular” means the management information circular of Sherritt dated March 4, 2025, including all appendices thereto, as it may be amended, modified and/or supplemented from time to time, subject to the terms of the Interim Order or other Order of the Court, which amendments, modifications and/or supplements shall be, in each case, in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or premiums, fees, expenses or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest in, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Debt” means the Obligations in respect of the Existing Notes;

“Definitive Documents” means all agreements, documents and instruments necessary in connection with the implementation of this Plan and the Arrangement, including the Support Agreement, the Arrangement Agreement, the Articles of Arrangement, the Amended and Restated Senior Secured Notes Indenture and the applicable Senior Secured Notes Documents in respect thereof, the Amended Intercreditor Agreement, and all other agreements relating or ancillary thereto;

“Description of Notes” means the description of the Amended Senior Secured Notes attached as Appendix “H” to the Circular, as such Description of Notes may be amended, restated, modified and/or supplemented from time to time pursuant to the Interim Order or this Plan, as applicable, which amendments, restatements, modifications and/or supplements shall be, in each case, in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Early Consent Date” means March 25, 2025, or such later date prior to the Voting Deadline as the Applicants may determine;

“Early Consent Deadline” means 5:00 p.m. (Toronto time) on the Early Consent Date, or such later time on the Early Consent Date as the Applicants may determine;

“Early Consenting Junior Noteholder” means a Junior Noteholder who, by the Early Consent Deadline, has voted in favour of this Plan pursuant to the Interim Order (and, for certainty, such vote has not been withdrawn or changed) or has otherwise supported this Plan in a manner acceptable to the Applicants, and provided that in each case such Junior Noteholder holds its Junior Consent Notes as at the Effective Date;

“Early Consenting Noteholders” means, collectively, the Early Consenting Senior Secured Noteholders and the Early Consenting Junior Noteholders;

“Early Consenting Senior Secured Noteholder” means a Senior Secured Noteholder who, by the Early Consent Deadline, has voted in favour of this Plan pursuant to the Interim Order (and, for certainty, such vote has not been withdrawn or changed) or has otherwise supported this Plan in a manner acceptable to the Applicants, and provided that in each case such Senior Secured Noteholder holds its Senior Secured Consent Notes as at the Effective Date;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means such time on the Effective Date as may be specified by the Applicants as the time at which the Arrangement implementation steps set forth in Section 4.2 shall be deemed to commence;

“Existing Notes” means, collectively, the Senior Secured Notes and the Junior Notes;

“Existing Notes Guarantors” means, collectively, Sherritt International Oil and Gas Limited, Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., SICOG, Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.V., 672539 Alberta Ltd., 672538 Alberta Ltd., SI Supply & Services Limited, SI Finance Ltd., Dynatec Technologies Ltd., 1683740 Alberta Ltd., OG Finance Inc., Power Finance Inc., SBCT Logistics Ltd., SIC Marketing Services (UK) Limited and The Cobalt Refinery Holding Company Ltd.;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably, as such Order may be amended from time to time in a manner acceptable to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Indenture Trustees” means, collectively, the Senior Secured Notes Indenture Trustee and the Junior Notes Indenture Trustee;

“Initial Consenting Noteholder Advisors” has the meaning given to it in the Support Agreement;

“Initial Consenting Noteholders” means, collectively, the Senior Secured Noteholders that executed the Support Agreement as at March 3, 2025, to the extent they remain a party to the Support Agreement;

“Initial Early Consenting Senior Secured Noteholder” means an Initial Consenting Noteholder that is also an Early Consenting Senior Secured Noteholder;

“Intercreditor Agreement” means the Intercreditor and Priority Agreement dated as of August 31, 2020, among National Bank of Canada, in its capacity as agent for the First Lien Creditor (as defined therein), AST Trust Company (Canada) (now TSX Trust Company of Canada), in its capacity as trustee and collateral agent for the Second Lien Noteholders (as defined therein), Sherritt and the subsidiaries of Sherritt from time to time party thereto, as amended, supplemented or otherwise modified from time to time;

“Interim Order” means the Interim Order of the Court pursuant to section 192 of the CBCA granted on March 4, 2025, which, among other things, approves the calling of, and the date for, the Noteholders’ Meetings, as such Order may be amended from time to time in a manner acceptable to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Junior Consent Notes” means, in respect of an Early Consenting Junior Noteholder, the Junior Notes held by such Early Consenting Junior Noteholder in respect of which votes have been validly cast in favour of this Plan by the Early Consent Deadline pursuant to the Interim Order and in respect of which such vote in favour of this Plan has not been changed or withdrawn, and/or the Junior Notes held by such Early Consenting Junior Noteholder in respect of which such Early Consenting Junior Noteholder has, by the Early Consent Deadline, otherwise supported this Plan, in each case in a manner acceptable to the Applicants;

“Junior Noteholder” means a holder of Junior Notes in its capacity as such;

“Junior Noteholder Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the Junior Notes, the Junior Notes Indenture or any other Junior Notes Documents as at the Effective Date, including all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments (including any applicable premium, prepayment and/or make-whole amounts) pursuant to or in connection with the Junior Notes Documents as at the Effective Date;

“Junior Noteholder Early Consent Consideration” means, in respect of an Early Consenting Junior Noteholder, Amended Senior Secured Notes in a principal amount equal to 5% of the principal amount of Junior Consent Notes held by such Early Consenting Junior Noteholder as at immediately prior to the Effective Time, to be issued on the Effective Date on the terms of this Plan as additional consideration for the exchange of the Junior Notes pursuant to this Plan;

“Junior Noteholders’ Arrangement Resolution” means the resolution of the Junior Noteholders, inter alia, approving the Arrangement to be considered and voted upon at the Junior Noteholders’ Meeting, substantially in the form attached as Appendix “B” to the Circular and otherwise in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Junior Noteholders’ Meeting” means the meeting of Junior Noteholders as of the Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Junior Noteholders’ Arrangement Resolution and to consider and vote on such other matters as may properly come before such meeting, and includes any adjournment(s) or postponement(s) of such meeting;

“Junior Notes” means the 10.75% Unsecured PIK Option Notes issued by Sherritt under the Junior Notes Indenture due 2029;

“Junior Notes Documents” means, collectively, the Junior Notes Indenture, the Junior Notes, each Note Guarantee (as defined in the Junior Notes Indenture) and all other documentation related to the Junior Notes;

“Junior Notes Exchange Ratio” means 0.60;

“Junior Notes Indenture” means the trust indenture dated August 31, 2020, among Sherritt, the guarantors named on the signature pages thereto, and the Junior Notes Indenture Trustee, governing the Junior Notes, as amended, supplemented or otherwise modified from time to time;

“Junior Notes Indenture Trustee” means TSX Trust Company of Canada (formerly AST Trust Company (Canada)), as trustee pursuant to the Junior Notes Indenture, and any successor thereof;

“Law” means any law, statute, constitution, treaty, convention, code, injunction, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity, and includes any securities or stock exchange rules or regulations;

“Majority Initial Consenting Noteholders” means Initial Consenting Noteholders that hold in aggregate not less than a majority of the aggregate principal amount of Senior Secured Notes held by all of the Initial Consenting Noteholders at the applicable time;

“Noteholder Claims” means, collectively, the Senior Secured Noteholder Claims and the Junior Noteholder Claims;

“Noteholders” means, collectively, the Senior Secured Noteholders and the Junior Noteholders;

“Noteholders’ Meetings” means, collectively, the Senior Secured Noteholders’ Meeting and the Junior Noteholders’ Meeting;

“Notes Documents” means, collectively, the Senior Secured Notes Documents and the Junior Notes Documents;

“Notes Indentures” means, collectively, the Senior Secured Notes Indenture and the Junior Notes Indenture;

“Obligations” means all liabilities, duties and obligations, including principal and interest, any make-whole, redemption or other premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, duties or obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the applicable Notes Document;

“Officers’ Confirmation” has the meaning given to it in Section 4.3(c);

“Order” means any order entered by the Court in the CBCA Proceedings;

“Outside Date” means June 1, 2025, or such later date as may be agreed by the Applicants and the Majority Initial Consenting Noteholders;

“Person” means any individual, firm, corporation, partnership, limited partnership, limited or unlimited liability company, joint venture, fund, association, organization, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, whether or not having legal status;

“Plan” means this plan of arrangement and any amendments, restatements, modifications and/or supplements hereto made in accordance with the terms hereof;

“Proxy Solicitation, Paying, Information and Exchange Agent” means Kingsdale Advisors;

“Record Date” means 5:00 p.m. on March 4, 2025;

“Released Claims” means, collectively, the matters that are subject to release and discharge pursuant to Section 5.1;

“Released Parties” means, collectively, (i) the Sherritt Entities and each of their respective current and former directors, officers, employees, financial and other advisors, legal counsel and agents, including the Proxy Solicitation, Paying, Information and Exchange Agent, each in their capacity as such, (ii) the Indenture Trustees and their respective current and former directors, officers, employees, legal counsel and agents, each in their capacity as such, and (iii) the Early Consenting Noteholders and each of their respective current and former direct and indirect subsidiaries, affiliates, and managed, advised or affiliated funds, and all current and former partners, shareholders, directors, officers, managers, partners, employees, financial advisors, legal counsel and agents of any of the foregoing, each in their capacity as such;

“Revolving Bank Facility” means the senior revolving credit facility available under the Revolving Bank Facility Agreement;

“Revolving Bank Facility Administrative Agent” means National Bank of Canada in its capacity as administrative agent under the Revolving Bank Facility Agreement, for and on behalf of the Revolving Bank Facility Lenders, and any successor thereof;

“Revolving Bank Facility Agreement” means the fifth amended and restated credit agreement among Sherritt as borrower, the guarantor subsidiaries party thereto as guarantors, National Bank of Canada as administrative agent, the lenders party thereto from time to time, and the other parties thereto, dated as of September 29, 2023, as amended, restated, modified and/or supplemented from time to time pursuant to its terms;

“Revolving Bank Facility Amendments” means the amendments to the existing Revolving Bank Facility as agreed between Sherritt and the Revolving Bank Facility Lenders, in consultation with the Majority Initial Consenting Noteholders, to permit the implementation of this Plan, including the issuance of the Amended Senior Secured Notes, and such other amendments as may be agreed between Sherritt and the Revolving Bank Facility Lenders, in consultation with the Majority Initial Consenting Noteholders;

“Revolving Bank Facility Lenders” means the lenders under the Revolving Bank Facility;

“Revolving Bank Facility Obligations” means all liabilities, duties and obligations, including principal and interest, any make-whole, redemption or other premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, duties or obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Revolving Bank Facility or any other such obligations of any of the Revolving Bank Facility Obligors to the Revolving Bank Facility Administrative Agent or the Revolving Bank Facility Lenders under the Revolving Bank Facility Agreement, the other Financing Agreements (as defined in the Revolving Bank Facility Agreement) or under any other agreement among any of the Revolving Bank Facility Obligors and any of the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders (including in respect of credit card facilities, cash management arrangements, and swap and other hedging arrangements, and all security therefor);

“Revolving Bank Facility Obligors” means, collectively, Sherritt, International Cobalt Company Inc., The Cobalt Refinery Company Inc., New Providence Metals Marketing Inc. and all other subsidiaries of Sherritt that are or may be, from time to time, party to a Financing Agreement (as defined in the Revolving Bank Facility Agreement);

“Senior Secured Consent Notes” means, in respect of an Early Consenting Senior Secured Noteholder, the Senior Secured Notes held by such Early Consenting Senior Secured Noteholder in respect of which votes have been validly cast in favour of this Plan by the Early Consent Deadline pursuant to the Interim Order and in respect of which such vote in favour of this Plan has not been changed or withdrawn, and/or the Senior Secured Notes held by such Early Consenting Senior Secured Noteholder in respect of which such Early Consenting Senior Secured Noteholder has, by the Early Consent Deadline, otherwise supported this Plan, in each case in a manner acceptable to the Applicants;

“Senior Secured Noteholder” means a holder of Senior Secured Notes in its capacity as such;

“Senior Secured Noteholder Accrued Interest Payment” has the meaning given to it in Section 2.1(a)(ii);

“Senior Secured Noteholder Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the Senior Secured Notes, the Senior Secured Notes Indenture or any other Senior Secured Notes Documents as at the Effective Date, including all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments (including any applicable premium, prepayment and/or make-whole amounts) pursuant to or in connection with the Senior Secured Notes Documents as at the Effective Date;

“Senior Secured Noteholder Early Consent Consideration” means, in respect of (i) an Initial Early Consenting Senior Secured Noteholder, a cash payment in an amount equal to 4% of the principal amount of Senior Secured Consent Notes held by such Initial Early Consenting Senior Secured Noteholder as at immediately prior to the Effective Time, and (ii) an Early Consenting Senior Secured Noteholder that is not an Initial Early Consenting Senior Secured Noteholder, a cash payment in an amount equal to 3% of the principal amount of Senior Secured Consent Notes held by such Early Consenting Senior Secured Noteholder as at immediately prior to the Effective Time, in each case payable on the Effective Date on the terms of this Plan as consideration for agreeing to act as an Early Consenting Senior Secured Noteholder;

“Senior Secured Noteholders’ Arrangement Resolution” means the resolution of the Senior Secured Noteholders, inter alia, approving the Arrangement to be considered and voted upon at the Senior Secured Noteholders’ Meeting, substantially in the form attached as Appendix “A” to the Circular and otherwise in form and substance satisfactory to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

“Senior Secured Noteholders’ Meeting” means the meeting of Senior Secured Noteholders as of the Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Senior Secured Noteholders’ Arrangement Resolution and to consider and vote on such other matters as may properly come before such meeting, and includes any adjournment(s) or postponement(s) of such meeting;

“Senior Secured Notes” means the 8.50% Senior Second Lien Secured Notes issued by Sherritt under the Senior Secured Notes Indenture due 2026;

“Senior Secured Notes Documents” means, collectively, the Senior Secured Notes Indenture, the Senior Secured Notes, each Note Guarantee (as defined in the Senior Secured Notes Indenture), the Intercreditor Agreement and all other documentation related to the Senior Secured Notes;

“Senior Secured Notes Exchange Ratio” means 1.00;

“Senior Secured Notes Indenture” means the trust indenture dated August 31, 2020, among Sherritt, the guarantors named on the signature pages thereto, and the Senior Secured Notes Indenture Trustee, governing the Senior Secured Notes, as amended, supplemented or otherwise modified from time to time;

“Senior Secured Notes Indenture Trustee” means TSX Trust Company of Canada (formerly AST Trust Company (Canada)), as trustee and collateral agent pursuant to the Senior Secured Notes Indenture, and any successor thereof;

“Sherritt” means Sherritt International Corporation, a corporation existing under the federal laws of Canada;

“Sherritt Amalco” means 16743714 Canada Inc., a wholly-owned subsidiary of Sherritt existing under the federal laws of Canada;

“Sherritt Entities” means, collectively, the Applicants, the Existing Notes Guarantors and each of Sherritt’s other direct and indirect wholly-owed subsidiaries, and, for certainty, shall include Amalgamated Sherritt as the context requires;

“SICOG” means SICOG Oil and Gas Limited;

“Subsequent Exchange Agreements” has the meaning given to it in the Term Sheet;

“Support Agreement” means, the consent and support agreement dated March 3, 2025, entered into by Sherritt and certain Noteholders in connection with this Plan, as amended, restated, modified and/or supplemented from time to time pursuant to the terms thereof;

“Tax Act” means the Income Tax Act (Canada) as amended and all regulations thereunder;

“Term Sheet” means the term sheet attached as Schedule C to the Support Agreement; and

“Voting Deadline” has the meaning given to it in the Interim Order.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)	Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an order or an existing document or exhibit filed or to be filed means such instrument, agreement, order, document or exhibit as it may have been or may be amended, modified, restated or supplemented in accordance with its terms;

(b)	The division of this Plan into articles, sections, subsections, clauses and paragraphs is for convenience of reference only, and the descriptive headings of articles and sections are not intended as complete or accurate descriptions of the content thereof, none of which shall affect the construction or interpretation of this Plan;

(c)	The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)	The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)	Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all rules, regulations, policies and blanket orders made thereunder, all amendments to or re- enactments of such statute or other enactment in force from time to time, and, if applicable, any statute or enactment that supplements or supersedes such statute or enactment;

(g)	References to a specific recital, article, section, subsection or clause shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific recital, article, section, subsection or clause of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular recital, article, section, subsection, clause or other portion of this Plan and shall include any amended or restated Plan and any documents supplemental hereto; and

(h)	The word “or” is not exclusive.

1.3	Governing Law

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

ARTICLE 2
TREATMENT OF AFFECTED PARTIES

2.1	Treatment of Senior Secured Noteholders

(a)	On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2, and subject to the treatment of fractional interests in accordance with Section 4.4, each Senior Secured Noteholder shall receive:

(i)	Amended Senior Secured Notes in a principal amount equal to the principal amount of Senior Secured Notes held by such Senior Secured Noteholder as at immediately prior to the Effective Time multiplied by the Senior Secured Notes Exchange Ratio; and

(ii)	a cash payment in the aggregate amount of all accrued and unpaid interest outstanding in respect of its Senior Secured Notes (calculated at the contractual non-default rate) up to but not including the Effective Date (the “Senior Secured Noteholder Accrued Interest Payment”),

in each case, all of which shall, and shall be deemed to, be received in exchange for each such Senior Secured Noteholder’s Senior Secured Notes and in full and final settlement of its Senior Secured Noteholder Claims.

(b)	On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2, and subject to the treatment of fractional interests in accordance with Section 4.4, each Senior Secured Noteholder that is an Early Consenting Senior Secured Noteholder shall receive its applicable Senior Secured Noteholder Early Consent Consideration.

(c)	On the Effective Date, the Senior Secured Noteholder Claims shall, and shall be deemed to, have been irrevocably and finally extinguished; each Senior Secured Noteholder shall have no further right, title or interest in or to its Senior Secured Notes or Senior Secured Noteholder Claims; and the Senior Secured Notes shall be, and shall be deemed to be, cancelled and terminated, all pursuant to this Plan.

(d)	On the Effective Date, the Senior Secured Notes Indenture shall be, and shall be deemed to be, amended and restated as the Amended and Restated Senior Secured Notes Indenture pursuant to this Plan.

(e)	The reasonable and documented outstanding fees, expenses and disbursements of the Senior Secured Notes Indenture Trustee shall be paid by Amalgamated Sherritt pursuant to the Senior Secured Notes Indenture.

(f)	The reasonable and documented outstanding fees, expenses and disbursements of the Initial Consenting Noteholder Advisors shall be paid by Amalgamated Sherritt pursuant to the fee letter entered into between Sherritt and the Initial Consenting Noteholder Advisors (except as such terms relate to the timing for payment of such reasonable and documented outstanding fees, expenses and disbursements), as such fee letter may be amended, supplemented or otherwise modified from time to time, in each case, with the consent of Sherritt and the Initial Consenting Noteholder Advisors.

(g)	All references to the principal amount of the Senior Secured Notes or the Senior Secured Noteholder Claims contained in this Plan shall refer to the principal amount of such Senior Secured Notes or the Senior Secured Noteholder Claims excluding any make-whole premiums, redemption premiums or other premiums.

2.2	Treatment of Junior Noteholders

(a)	On the Effective Date, in accordance with the times and steps and in the sequence set forth in Section 4.2, and subject to the treatment of fractional interests in accordance with Section 4.4:

(i)	each Junior Noteholder that is an Early Consenting Junior Noteholder shall receive:

(A)	Amended Senior Secured Notes in a principal amount equal to the principal amount of Junior Notes held by such Junior Noteholder as at immediately prior to the Effective Time multiplied by the Junior Notes Exchange Ratio; and

(B)	its Junior Noteholder Early Consent Consideration; and

(ii)	each Junior Noteholder that is not an Early Consenting Junior Noteholder shall receive Amended Senior Secured Notes in a principal amount equal to the principal amount of Junior Notes held by such Junior Noteholder as at immediately prior to the Effective Time multiplied by the Junior Notes Exchange Ratio, in each case, all of which shall, and shall be deemed to, be received in exchange for each such Junior Noteholder’s Junior Notes and any accrued and unpaid interest in respect thereof, and in full and final settlement of its Junior Noteholder Claims.

(b)	On the Effective Date, the Junior Noteholder Claims shall, and shall be deemed to, have been irrevocably and finally extinguished; each Junior Noteholder shall have no further right, title or interest in or to its Junior Notes or Junior Noteholder Claims; and the Junior Notes, the Junior Notes Indenture and any and all other Junior Notes Documents shall be, and shall be deemed to be, cancelled and terminated, all pursuant to this Plan.

(c)	The reasonable and documented outstanding fees, expenses and disbursements of the Junior Notes Indenture Trustee shall be paid by Amalgamated Sherritt pursuant to the Junior Notes Indenture.

(d)	All references to the principal amount of the Junior Notes or the Junior Noteholder Claims contained in this Plan shall refer to the principal amount of such Junior Notes or the Junior Noteholder Claims excluding any make-whole premiums, redemption premiums or other premiums.

ARTICLE 3

ISSUANCES, DISTRIBUTIONS AND PAYMENTS

3.1	Delivery of Cash Payments

The payment by Amalgamated Sherritt on the Effective Date of (a) the Senior Secured Noteholder Accrued Interest Payments to Senior Secured Noteholders, and (b) the Senior Secured Noteholder Early Consent Consideration to Early Consenting Senior Secured Noteholders shall be effected through the delivery of cash in the aggregate amount of (x) the aggregate amount of the Senior Secured Noteholder Accrued Interest Payments payable to Senior Secured Noteholders, plus (y) the aggregate amount of Senior Secured Noteholder Early Consent Consideration payable to Early Consenting Senior Secured Noteholders, by Amalgamated Sherritt to CDS for distribution to Senior Secured Noteholders (in respect of the Senior Secured Noteholder Accrued Interest Payment) and to the Early Consenting Senior Secured Noteholders (in respect of their applicable Senior Secured Noteholder Early Consent Consideration) in accordance with the terms of this Plan and CDS’s customary practices, provided that, in the alternative, Sherritt may distribute any such amounts, as applicable, directly to any applicable Senior Secured Noteholder(s) and/or Early Consenting Senior Secured Noteholder(s) as determined by Sherritt in consultation with such Noteholder.

3.2	Delivery of Amended Senior Secured Notes

The delivery of the Amended Senior Secured Notes to be issued to the Noteholders pursuant to this Plan shall be made by way of issuance by Amalgamated Sherritt on the Effective Date of a global note in respect of the Amended Senior Secured Notes, issued in the name of CDS (or its nominee) in respect of the Noteholders. CDS and the applicable Intermediaries shall then make delivery of the Amended Senior Secured Notes to the ultimate beneficial recipients thereof entitled to receive the Amended Senior Secured Notes pursuant to this Plan pursuant to standing instructions and customary practices of CDS and such Intermediaries.

3.3	No Liability in respect of Deliveries

(a)	None of the Applicants, nor their respective directors, officers, employees, agents or advisors, shall have any liability or obligation in respect of any deliveries, directly or indirectly, from, as applicable, (i) the Indenture Trustees, (ii) CDS or (iii) the Intermediaries, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by the Applicants or Amalgamated Sherritt pursuant to this Plan.

(b)	The Indenture Trustees shall not incur, and each is hereby released from, any liability as a result of carrying out any provisions of this Plan and any actions related or incidental thereto, save and except for any gross negligence or wilful misconduct on its part (as determined by a final, non-appealable judgment of a court of competent jurisdiction). On the Effective Date after the completion of the transactions set forth in Section 4.2, all duties and responsibilities of the Junior Notes Indenture Trustee arising under or related to the Junior Notes shall be discharged except to the extent required in order to effectuate this Plan.

3.4	Surrender and Cancellation of Existing Notes

On the Effective Date, CDS (or its nominee) (as registered holder of the Existing Notes on behalf of the Noteholders) and each other Person who holds Existing Notes in registered form on the Effective Date shall surrender, or cause the surrender of, the certificate(s) representing the Existing Notes to the applicable Indenture Trustee for cancellation in exchange for the consideration payable to Noteholders pursuant to Sections 2.1 and 2.2. For certainty, notwithstanding whether or not the foregoing is complied with, the Existing Notes shall be deemed to be cancelled pursuant to this Plan in accordance with the steps set forth in Section 4.2.

3.5	Application of Plan Distributions

All amounts paid or payable hereunder on account of the Noteholder Claims (including, for greater certainty, any securities received hereunder) shall be applied (i) first, in respect of the accrued but unpaid interest on such Obligations, and (ii) second, in respect of the principal amount of the Obligations to which such Noteholder Claims relate. Payments of cash hereunder shall first be considered to be paid in respect of accrued but unpaid interest.

3.6	Withholding Rights

The Applicants and Amalgamated Sherritt shall be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as the Applicants or Amalgamated Sherritt, as the case may be, may be required to deduct or withhold with respect to such payment under the Tax Act, or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, provided that any such right to deduct or withhold shall not otherwise change or modify the Applicants’ or Amalgamated Sherritt’s, as the case may be, obligations in respect of withholding taxes under the terms of the Senior Secured Notes Indenture, the Junior Notes Indenture and any and all other Notes Documents. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

ARTICLE 4
IMPLEMENTATION

4.1	Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicants or Amalgamated Sherritt will occur and be effective as of the Effective Date (or such other date as the Applicants may agree, acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Applicants or Amalgamated Sherritt. All necessary approvals to take such actions shall be deemed to have been obtained from the directors or the shareholders of the Applicants or Amalgamated Sherritt, as applicable.

4.2	Effective Date Transactions

Commencing at the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, in the following order in five minute increments (unless otherwise indicated) and at the times set out in this Section 4.2 (or in such other manner or order or at such other time or times as the Applicants and the Majority Initial Consenting Noteholders may agree in writing, each acting reasonably, prior to the Effective Time), without any further act or formality required on the part of any Person, except as may be expressly provided herein:

(a)	Sherritt and Sherritt Amalco shall be, and shall be deemed to be, amalgamated and continued as one corporation (“Amalgamated Sherritt”) under the CBCA in accordance with the following:

(i)	Name. The name of Amalgamated Sherritt shall be “Sherritt International Corporation”;

(ii)	Registered Office. The registered office of Amalgamated Sherritt shall be located in the City of Toronto in the Province of Ontario. The address of the registered office of Amalgamated Sherritt shall be 22 Adelaide Street West, Suite 4220, Bay Adelaide Centre, East Tower, Toronto ON M5H 4E3, Canada;

(iii)	Restrictions on Business. There shall be no restrictions on the business that Amalgamated Sherritt may carry on;

(iv)	Articles. The articles of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the articles of Amalgamated Sherritt;

(v)	Directors. Amalgamated Sherritt shall have a minimum of 3 directors and a maximum of 15 directors, until changed in accordance with the CBCA. Until changed by shareholders of Amalgamated Sherritt, or by the directors of Amalgamated Sherritt in accordance with the CBCA, the directors of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the directors of Amalgamated Sherritt;

(vi)	Shares. All shares of Sherritt Amalco shall be cancelled without any repayment of capital in respect thereof; no shares will be issued by Amalgamated Sherritt in connection with the Amalgamation and all shares of Sherritt immediately prior to the Amalgamation shall be unaffected and shall continue as shares of Amalgamated Sherritt;

(vii)	Stated Capital. The stated capital account in respect of the common shares of Amalgamated Sherritt will be equal to the stated capital account in respect of the common shares of Sherritt immediately prior to the Amalgamation;

(viii)	By-laws. The by-laws of Sherritt, as in effect immediately prior to the Amalgamation, shall be deemed to be the by-laws of Amalgamated Sherritt;

(ix)	Effect of Amalgamation. The provisions of subsections 186(a) to (g) of the CBCA shall apply to the Amalgamation with the result that:

(A)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(B)	the property of each amalgamating corporation continues to be the property of Amalgamated Sherritt;

(C)	Amalgamated Sherritt continues to be liable for the obligations of each amalgamating corporation;

(D)	an existing cause of action, claim or liability to prosecution is unaffected;

(E)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against Amalgamated Sherritt;

(F)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against Amalgamated Sherritt; and

(G)	the Articles of Arrangement are deemed to be the articles of incorporation of Amalgamated Sherritt and the Certificate of Arrangement is deemed to be the certificate of incorporation of Amalgamated Sherritt.

(b)	The following shall occur concurrently:

(i)	Amalgamated Sherritt, the Amended Notes Guarantors and the Senior Secured Notes Indenture Trustee shall enter into the Amended and Restated Senior Secured Notes Indenture (and for certainty, the Senior Secured Notes Indenture shall be, and shall be deemed to be, replaced by the Amended and Restated Senior Secured Notes Indenture);

(ii)	in exchange for the Senior Secured Notes, and in full and final settlement of the Senior Secured Noteholder Claims, Amalgamated Sherritt shall issue and/or pay, as applicable, to each Senior Secured Noteholder:

(A)	Amended Senior Secured Notes in an aggregate principal amount equal to the principal amount of Senior Secured Notes held by such Senior Secured Noteholder as at immediately prior to the Effective Time multiplied by the Senior Secured Notes Exchange Ratio; and

(B)	the Senior Secured Noteholder Accrued Interest Payment;

(iii)	Amalgamated Sherritt shall pay to each Senior Secured Noteholder that is an Early Consenting Senior Secured Noteholder its applicable Senior Secured Noteholder Early Consent Consideration;

(iv)	the Senior Secured Noteholder Claims shall be, and shall be deemed to be, irrevocably and finally extinguished and the Senior Secured Noteholders shall have no further right, title or interest in or to the Senior Secured Notes or their respective Senior Secured Noteholder Claims;

(v)	the Senior Secured Notes shall be, and shall be deemed to be, irrevocably cancelled and terminated;

(vi)	the Note Guarantee (as defined in the Senior Secured Notes Indenture) granted by SICOG shall be, and shall be deemed to be, irrevocably and finally extinguished, cancelled and discharged, and all of the liens and security interests granted by SICOG in favour of the Senior Secured Notes Indenture Trustee in connection with and pursuant to the Senior Secured Notes Indenture and the other Senior Secured Notes Documents shall terminate and shall be absolutely, unconditionally, irrevocably and forever released and discharged and all of the property, assets and undertakings of SICOG mortgaged, hypothecated, assigned, pledged, ceded, demised or otherwise granted to or in favour of the Senior Secured Notes Indenture Trustee shall be released, discharged, surrendered and reconveyed to SICOG;

(vii)	in exchange for the Junior Notes, and in full and final settlement of the Junior Noteholder Claims, Amalgamated Sherritt shall issue to:

(A)	each Junior Noteholder that is an Early Consenting Junior Noteholder:

(1)	Amended Senior Secured Notes in a principal amount equal to the principal amount of Junior Notes held by such Junior Noteholder as at immediately prior to the Effective Time multiplied by the Junior Notes Exchange Ratio; and

(2)	its Junior Noteholder Early Consent Consideration;

(B)	each Junior Noteholder that is not an Early Consenting Junior Noteholder, Amended Senior Secured Notes in a principal amount equal to the principal amount of Junior Notes held by such Junior Noteholder as at immediately prior to the Effective Time multiplied by the Junior Notes Exchange Ratio;

(viii)	the Junior Noteholder Claims shall be, and shall be deemed to be, irrevocably and finally extinguished and the Junior Noteholders shall have no further right, title or interest in or to the Junior Notes or their respective Junior Noteholder Claims; and

(ix)	the Junior Notes, the Junior Notes Indenture and any and all other Junior Notes Documents shall be irrevocably cancelled and terminated, provided that the Junior Notes Indenture shall remain in effect solely to allow the Junior Notes Indenture Trustee to make the distributions set forth in this Plan.

(c)	The releases referred to in Section 5.1 shall become effective.

4.3	Other Implementation Steps

(a)	The Applicants and the other Sherritt Entities may undertake, at their sole discretion, any other corporate steps or transactions necessary or desirable to implement this Plan on the terms set out herein (as may be amended pursuant to the terms hereof) in any manner and on such date(s) and/or time(s) determined by the Applicants in their sole discretion, provided such steps are not inconsistent with the terms of the Support Agreement or this Plan.

(b)	To the extent it is not practicable to do so on the Effective Date, as determined by the Applicants acting reasonably, any new or amended security documentation to be entered into and/or delivered by the Amended Notes Guarantors in respect of the Amended and Restated Senior Secured Notes Indenture may be executed and/or delivered after the Effective Date, provided that Amalgamated Sherritt and the Amended Notes Guarantors shall take commercially reasonable efforts to execute and deliver any such documents as soon as practicable after the Effective Date. For greater certainty, Amalgamated Sherritt and the Amended Notes Guarantors shall, as applicable, execute and deliver each such document as soon as practicable after the Effective Date, and will not wait to deliver any such document until all such documents are available for delivery.

(c)	On the Effective Date, Sherritt shall deliver to the Initial Consenting Noteholder Advisors written confirmation that, to the knowledge of the executive officers of Sherritt, Sherritt has complied in all material respects with its covenants and obligations under the Support Agreement that are to be performed on or before the Effective Date, subject to any waivers or amendments agreed to by Sherritt and the Majority Initial Consenting Noteholders in accordance with the Support Agreement (the “Officers’ Confirmation”).

4.4	Fractional Interests

(a)	The Amended Senior Secured Notes issued pursuant to this Plan shall be issued in minimum increments of $1,000, and the amount of Amended Senior Secured Notes that each Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of $1,000 without compensation therefor.

(b)	All payments made in cash pursuant to this Plan shall be made in minimum increments of $0.01, and the amount of any payments to which a Person may be entitled to under this Plan shall be rounded down to the nearest multiple of $0.01.

4.5	Calculations

All calculations made by the Applicants pursuant to this Plan shall be conclusive, final and binding on all Persons affected by this Plan.

ARTICLE 5
RELEASES

5.1	Release of Released Parties

At the applicable time pursuant to Section 4.2, each of the Released Parties shall be released and discharged from all present and future actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the Support Agreement, Existing Notes, the Notes Documents, the Arrangement, the Arrangement Agreement, this Plan, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan, the steps, actions and transactions contemplated hereunder, and any other actions or matters related directly or indirectly to the foregoing, provided that nothing in this paragraph shall release or discharge (i) any of the Released Parties from or in respect of their respective obligations under this Plan, any of the Definitive Documents, the Subsequent Exchange Agreements (and any agreements, documents and instruments ancillary thereto), or any Order (including, for certainty, any Released Party, as applicable, from or in respect of their respective obligations under the Amended and Restated Senior Secured Notes Indenture, the Amended Senior Secured Notes, and the applicable Senior Secured Notes Documents in respect thereof), or (ii) any Released Party from liabilities or Claims attributable to such Released Party’s fraud, gross negligence or wilful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction.

5.2	Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to any and all Released Claims, from (i) making any Released Claims or commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever of any Person against the Released Parties, as applicable; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties; (iii) instituting or continuing any action, suit, demand, or other proceeding against any Person which might be entitled to claim contribution, indemnity, damages or other relief over as against the Released Parties in connection with the Released Claims; (iv) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (v) taking any actions to interfere with the implementation or consummation of this Plan or the transactions contemplated hereunder; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan, any of the Definitive Documents, the Subsequent Exchange Agreements (and any agreements, documents and instruments ancillary thereto) or any Order.

ARTICLE 6

CONDITIONS PRECEDENT AND IMPLEMENTATION

6.1	Conditions to Plan Implementation

The implementation of this Plan shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 6.2) of the following conditions:

(a)	the Arrangement Agreement shall be in full force and effect and shall have not been terminated by the Applicants;

(b)	this Plan and the transactions contemplated hereby shall be consistent with the terms of the transactions described in the Support Agreement and the Circular in all material respects, subject to any amendments to this Plan permitted by the terms hereof or as otherwise permitted by the Court and acceptable to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

(c)	this Plan shall have been approved by the requisite majorities of affected stakeholders as and to the extent required in the Interim Order or as otherwise ordered by the Court;

(d)	this Plan shall have been approved by the Court pursuant to the Final Order, the implementation, operation or effect of which shall not have been stayed, varied in a manner not acceptable to the Applicants or the Majority Initial Consenting Noteholders, vacated, or made subject to appeal or an application for leave to appeal;

(e)	all material filings required under applicable Laws in connection with the Arrangement shall have been made and any material regulatory or third party consents or approvals that are required in connection with the Arrangement shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(f)	there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, and no action or investigation shall have been announced or commenced by a Governmental Entity, in connection with the Arrangement that prohibits or materially impedes the Arrangement, or requires a material variation to the Arrangement that is not acceptable to the Applicants or the Majority Initial Consenting Noteholders, acting reasonably;

(g)	no Law shall have been passed and become effective, the effect of which makes the consummation of this Plan illegal;

(h)	the terms of the Revolving Bank Facility shall have been amended, prior to or concurrently with the implementation of this Plan, to reflect the Revolving Bank Facility Amendments;

(i)	each of the Definitive Documents shall have been executed by the parties thereto and shall be in form and substance acceptable to the Applicants and the Majority Initial Consenting Noteholders, each acting reasonably;

(j)	the Support Agreement shall not have been terminated with the Majority Initial Consenting Noteholders and shall remain in full force and effect;

(k)	Sherritt shall have delivered the Officers’ Confirmation to the Initial Consenting Noteholder Advisors;

(l)	all conditions to implementation of this Plan and the transactions contemplated hereby set out in the Support Agreement shall have been satisfied or waived in accordance with their terms; and

(m)	the Effective Date shall be no later than the Outside Date, unless otherwise agreed by the Applicants and the Majority Initial Consenting Noteholders.

6.2	Waiver of Conditions

The Applicants and the Majority Initial Consenting Noteholders may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, provided however that the condition set out in Section 6.1(d) cannot be waived.

6.3	Effectiveness

This Plan will become effective in the sequence described in Section 4.2 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and shall, from and after the Effective Time, be binding on and enure to the benefit of the Applicants and the other Sherritt Entities, the Noteholders, the Indenture Trustees, the Released Parties and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 4.2 has become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

6.4	Revolving Bank Facility Obligations Unaffected

Notwithstanding any other provision of this Plan, (i) nothing herein shall affect the Revolving Bank Facility Obligations, (ii) all rights, interests, Claims and entitlements of the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders under and in respect of the Revolving Bank Facility Agreement, the other Financing Agreements (as defined in the Revolving Bank Facility Agreement), and all other Revolving Bank Facility Obligations and related agreements shall remain unaffected in all respects by this Plan (including all transactions, releases, injunctions, waivers and deeming provisions contemplated herein), and (iii) no amendment, restatement, modification and/or supplement of this Plan shall amend this Section 6.4 or alter its provisions except with the prior written consent of the Revolving Bank Facility Lenders. Without limiting the foregoing, the provisions of Article 5 and Sections 6.3, 7.1, 7.2 and 7.4 shall not apply to the Revolving Bank Facility Administrative Agent, the Revolving Bank Facility Lenders or the Revolving Bank Facility Obligations, and the term Persons, as used therein, shall exclude the Revolving Bank Facility Administrative Agent and the Revolving Bank Facility Lenders in respect of the Revolving Bank Facility Obligations.

ARTICLE 7
GENERAL

7.1	Deemed Consents, Waivers and Agreements

At the Effective Time:

(a)	each Noteholder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety;

(b)	each Sherritt Entity and Noteholder shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety; and

(c)	all consents, releases, assignments and waivers, statutory or otherwise, required from any Person to implement and carry out this Plan in its entirety shall be deemed to have been executed and delivered to the Applicants.

7.2	Waiver of Defaults

From and after the Effective Time, all Persons named or referred to in, or subject to, this Plan shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, from and after the Effective Time, all Persons shall be deemed to have:

(a)	waived any and all defaults or events of default, third-party change of control rights, termination rights, or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the Debt, the Notes Documents, the Arrangement, the Arrangement Agreement, this Plan, the Support Agreement, the transactions contemplated hereunder, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants or the other Sherritt Entities, as applicable, and their respective successors and assigns from performing their obligations under this Plan, the Definitive Documents the Subsequent Exchange Agreements (and any agreements, documents and instruments ancillary thereto) or any Order; and

(b)	agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and any of the Applicants prior to the Effective Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly, provided, however, that notwithstanding any other provision of this Plan, nothing herein shall affect the obligations of any of the Applicants to any employee thereof in their capacity as such, including any contract of employment between any Person and any of the Applicants.

7.3	Compliance with Deadlines

The Applicants have the right to waive strict compliance with the Early Consent Deadline, and the right to waive strict compliance with any other deadlines pursuant to this Plan, and shall be entitled to waive any deficiencies with respect to any forms or other documentation submitted pursuant to this Plan.

7.4	Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Noteholders and any one or more of the Applicants and/or the Existing Notes Guarantors with respect to the Notes Documents as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority.

7.5	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

7.6	Modification of Plan

(a)	The Applicants reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, provided that (except as provided in subsection (c) below) any such amendment, restatement, modification or supplement must be agreed to with the Majority Initial Consenting Noteholders and be contained in a written document that is (i) filed with the Court and, if made following the Noteholders’ Meetings, approved by the Court, and (ii) communicated to the Noteholders in the manner required by the Court (if so required).

(b)	Any amendment, restatement, modification or supplement to this Plan may be proposed by the Applicants, with the consent of the Majority Initial Consenting Noteholders, at any time prior to or at the Noteholders’ Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Noteholders’ Meeting, shall become part of this Plan for all purposes.

(c)	Any amendment, restatement, modification or supplement to this Plan may be made following the Noteholders’ Meeting by the Applicants, without requiring filing with, or approval of, the Court, provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not adverse to the financial or economic interests of any of the Noteholders.

(d)	Notwithstanding anything to the contrary in the foregoing Sections 7.6(a), 7.6(b) or 7.6(c) or otherwise herein, the Applicants, with the consent of the Majority Initial Consenting Noteholders, shall be entitled to amend, or amend and restate, this Plan to remove the exchange of the Junior Notes from this Plan. Such amendments to the Plan shall be in form and substance acceptable to the Applicants and the Majority Initial Consenting Noteholders, and (i) if such amendments are made prior to the Noteholders’ Meetings, such amended Plan shall only be required to be approved at the Senior Secured Noteholders’ Meeting as set forth under the Interim Order, and (ii) if such amendments are made after the Noteholders’ Meetings, such amended Plan shall not require any further Noteholders’ Meetings or votes by Noteholders in respect thereof, and shall be subject to approval of the Court pursuant to the Final Order.

7.7	Amendments to Voting Classes

The Applicants shall have the right to seek, as part of their application for the Final Order or otherwise, that the Court treat the Junior Noteholders and the Senior Secured Noteholders as a single class for purposes of voting on this Plan and to consider the votes cast at the Junior Noteholders’ Meeting and the Senior Secured Noteholders’ Meeting in aggregate, such that in order for this Plan to be considered to have been approved at the Noteholders’ Meetings, the Plan must have been approved by an affirmative vote of at least two-thirds (66 2/3%) of the aggregate votes cast at the Noteholders’ Meetings in person or by proxy by the Noteholders.

7.8	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, prepaid mail or email addressed to the respective parties as follows:

(a)	if to the Applicants, at:

Sherritt International Corporation
c/o Goodmans LLP

333 Bay Street, Suite 3400
Toronto, Ontario

M5H 2S7

Attention:	Robert J. Chadwick and Caroline Descours
Email:	rchadwick@goodmans.ca
cdescours@goodmans.ca

(b)	if to the Initial Consenting Noteholders, to the Initial Consenting Noteholder Advisors at the address set forth in the Support Agreement on behalf of the Initial Consenting Noteholders;

(c)	if to the other Noteholders, the applicable Indenture Trustee at the address set forth in the applicable Notes Indenture on behalf of such Noteholders,

or to such other address as any party above may from time to time notify the others in accordance with this Section 7.8. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by email and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made, in the case of notice by way of personal delivery or email, shall be deemed to have been given or made and to have been received on the day of delivery or of emailing, as applicable, if received on a Business Day before 5:00 p.m. (local time), or on the next following Business Day if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by the Applicants to give a notice contemplated hereunder to any particular Noteholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

7.9	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality, each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND 16743714 CANADA INC.

Court File No.: CV-25-00738246-00CL

ONTARIO SUPERIOR COURT OF JUSTICE- COMMERCIAL LIST
Proceeding commenced at Toronto
FINAL ORDER
Goodmans LLP Barristers & Solicitors 333 Bay Street, Suite 3400 Toronto, Canada M5H 2S7
Robert J. Chadwick LSO#: 35165K rchadwick@goodmans.ca
Caroline Descours LSO#: 58251A cdescours@goodmans.ca
Carlie Fox LSO#: 68414W cfox@goodmans.ca
Josh Sloan LSO#: 90581H jsloan@goodmans.ca
Tel: (416) 979-2211
Lawyers for the Applicants